EXHIBIT A.2

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
GLADSTONE INVESTMENT CORPORATION

     David Gladstone hereby certifies that:

          ONE: The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 18, 2005.

          TWO: He is the duly elected and acting Chief Executive Officer of Gladstone Investment Corporation, a Delaware corporation.

          THREE: Pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the Board of Directors of the Company and restates and integrates and further amends the provisions of the existing Certificate of Incorporation of the Company.

          FOUR: Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted by the written consent of the stockholders of the Company and restates and integrates and further amends the provisions of the existing Certificate of Incorporation of the Company.

          FIVE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

     The name of this corporation is Gladstone Investment Corporation.

II.

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

     The purposes for which the corporation is organized are as follows:

A.	To loan money; to acquire, by purchase, subscription or in any other manner, take, receive, hold, use, employ, sell, assign, transfer, exchange, pledge, release, mortgage, lease, dispose of and otherwise deal in and with any shares of stock or other shares, voting trust certificates, bonds, debentures, notes, mortgages or other obligations, securities or evidences of indebtedness, and any certificates, receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same or representing any other rights or interests therein or in any property or assets, issued or created by any individual, association, partnership, joint venture, corporation, government (or subdivision or agency thereof) or other legal entity, wherever organized and wherever doing business; to possess and exercise in respect thereof any and all of the rights, powers and privileges of individual holders including, without limitation, the right to vote any shares of stock so held or owned and, upon a distribution of the assets or a division of the profits of the corporation, to distribute any such shares of stock or other shares, voting trust certificates, bonds or other obligations, securities or evidences of indebtedness (or the proceeds thereof) among the stockholders of the corporation;

B.	To render advice and consulting services to corporations, individuals, partnerships, limited liability companies, business trusts and other business entities; to enter into contracts with any of such entities for the purpose of carrying out such advisory and consulting services; to register as an investment adviser with any agencies and in any jurisdictions; and to do all such other acts as may be related to or incidental to the purposes of an investment adviser, merchant bank or similar financial institution;

C.	To purchase, acquire, hold, own, improve, develop, sell, convey, assign, release, mortgage, encumber, use, lease, hire, manage, deal in and otherwise dispose of real property and personal property of every name and nature or any interest therein, improved or otherwise, including stocks and securities of other corporations;

D.	To borrow or raise money and to issue bonds, debentures, notes or other obligations of any nature (and in any manner permitted by law) for money so borrowed or in payment for property purchased, or for any other lawful consideration, and to secure the payment thereof, and of the interest thereon, by mortgage upon, pledge, conveyance or assignment in trust of, the whole or any part of the property of the corporation, real or personal, including contract rights, whether at the time owned or thereafter acquired; to sell, pledge, discount or otherwise dispose of such bonds, debentures, notes or other obligations of the corporation;

E.	To engage in, operate and acquire interests in any kind of business, of whatever nature, which may be permitted by law;

F.	To do any act or thing and exercise any power suitable, convenient or proper for the accomplishment of any of the purposes set forth herein or incidental to such purposes, or which at any time may appear conducive to or expedient for the accomplishment of any of such purposes; and

G.	To have and exercise any and all powers and privileges now or hereafter conferred by the Delaware General Corporation Law (“DGCL”) upon corporations formed under the DGCL.

     The foregoing enumeration of the purposes of the corporation is made in furtherance and not in limitation of the powers conferred upon the corporation by law. The mention of any particular purpose is not intended in any manner to limit or restrict the generality of any other purpose mentioned, or to limit or restrict any of the powers of the corporation. The corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by the laws of the State of Delaware, it being the intention that the purposes set forth in each of the paragraphs of this Article shall, except as otherwise expressly provided, in no way be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this or any other Article of this Certificate of Incorporation, or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes; provided, however, that nothing herein contained shall be deemed to authorize or permit the corporation to carry on any business or exercise any power, or do any act which a corporation formed under the DGCL may not at the time lawfully carry on or do.

IV.

          A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

          B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

          C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          A.

1.	The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Board of Directors.

2.	Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3.

a.	Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, neither the Board of Directors nor any individual director may be removed without cause.

b.	Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

4.	Subject to the applicable requirements of the 1940 Act and the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

          B.

1.	The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the board of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

2.	The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

3.	No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, or by written consent or electronic transmission of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering. Following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent or electronic transmission.

4.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

          A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

          B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

          A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

          B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

***********

     In Witness Whereof, Gladstone Investment Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ___day of March 2005.

Gladstone Investment Corporation
By:
David Gladstone

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